T H O M P S O N  C O B U R N                          EXHIBIT (i)
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                                                       Thompson Coburn LLP
                                                       Attorneys at Law

                                                       One US Bank Plaza
                                                       St. Louis, Missouri 63101
                                                       314-552-6000
                                                       FAX 314-552-7000
                                                       www.thompsoncoburn.com


                                January 27, 2009


YieldQuest Funds Trust
3280 Peachtree Road
Suite 2600
Atlanta, GA 30305

Dear Gentlemen:

     YieldQuest Funds Trust (the "Trust") was established as a business trust under the laws of the State of Delaware under a Certificate of Trust dated May 9, 2005, as amended. The Trust is an open-end management investment company. The Trust, on behalf of its series, YieldQuest Core Bond Fund and YieldQuest Core Tax-Exempt Bond Fund (each a "Fund" and, collectively, the "Funds") has filed a post effective amendment to its Registration Statement on Form N-1A with the Securities and Exchange Commission, as amended (SEC File No. 333-125172; 811-21771) (the "Registration Statement"), to register an unlimited number of shares of beneficial interest to be issued by the Funds classified into Investor Class shares and Institutional Class shares (collectively, the "Shares"). You have requested our opinion regarding certain matters in connection with the issuance by the Trust of the Shares of each Fund.

     We have, as counsel, examined originals, or copies certified or otherwise identified to our satisfaction, of the Trust's Agreement and Declaration of Trust, By-Laws, minutes of meetings of its Board of Trustees, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

     Based upon the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with the terms of the Trust's Agreement and Declaration of Trust and By-Laws, after the Registration Statement has been declared effective and the authorized consideration therefor is received by a Fund, the Shares will be legally issued, fully paid and non-assessable by such Fund. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

January 27, 2009

     We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 9 to the Registration Statement to be filed with the Securities and Exchange Commission.

                                                         Sincerely yours,

                                                         /s/ Thompson Coburn LLP